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Subject: Proposal Submitted to Merge Fidelity Inflation-Protected Bond Fund with Fidelity Inflation-Protected Bond Index Fund
Fidelity
INVESTMENTS
FIDELITY INSTITUTIONAL ASSET MANAGEMENT®
Fidelity is seeking shareholder approval to merge Fidelity Inflation-Protected Bond Fund (with retail and Advisor share classes) into Fidelity Inflation-Protected Bond Index Fund.
A special meeting of the shareholders of Fidelity Inflation-Protected Bond Fund is scheduled to be held on July 19, 2018, and approval of the merger will be voted on at that time. If approved, we anticipate that the merger will close in late August 2018.
On or about May 22, 2018, a proxy statement and prospectus containing more information on the proposed merger will be sent to shareholders of Fidelity Inflation-Protected Bond Fund. In advance of the meeting, shareholders should read the proxy statement and prospectus because it contains important information. You can get a copy of these documents for free at the SEC’ s website or by contacting Fidelity.
Fidelity believes, and the Board of Trustees unanimously agreed, that the proposed merger is in the best interests of shareholders of the funds. The merger will permit shareholders of Fidelity Inflation-Protected Bond Fund to pursue a similar investment strategy in a larger , passively managed fund with significantly lower total expenses.
If the merger is approved, shareholders of the Fidelity Inflation-Protected Bond Fund (target fund) will receive Investor class shares of Fidelity Inflation-Protected Bond Index Fund (acquiring fund), based on the relative net asset values at the close of business on the date of the merger . The merger is structured to be a tax-free transaction. As a result, a shareholder’s exchange of his/her target fund shares for shares of the acquiring fund in the merger transaction will not result in recognition of gain or loss for federal income tax purposes.
Read the Q&A to learn more, and if you have any questions please contact your Fidelity representative.
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Unless otherwise disclosed to you, in providing this information, Fidelity is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any investment or transaction described herein. Fiduciaries are solely responsible for exercising independent judgment in evaluating any transaction(s) and are assumed to be capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies. Fidelity has a financial interest in any transaction(s) that fiduciaries, and if applicable, their clients, may enter into involving Fidelity’s products or services.
In general the bond market is volatile, and fixed income securities carry interest rate risk. (As interest rates rise, bond prices usually fall, and vice versa. This effect is usually more pronounced for longer-term securities.) Fixed income securities also carry inflation, credit, and default risks for both issuers and counterparties. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. Increases in real interest rates can cause the price of inflation-protected debt securities to decrease. The fund can invest in securities that may have a leveraging effect (such as derivatives and forward-settling securities) that may increase market exposure, magnify investment risks, and cause losses to be realized more quickly.
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this information. Have your client read it carefully.
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